Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Costamare Inc. for the registration of up to $30,300,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2018, with respect to the consolidated financial statements of Costamare Inc., and the effectiveness of internal control over financial reporting of Costamare Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
November 19, 2018